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ProAssurance Named to Ward’s 50 for the Ninth Straight Year
BIRMINGHAM, AL‒PRNewswire‒July 14, 2015‒ProAssurance Corporation (NYSE:PRA) has been named to the prestigious Ward’s 50 for the ninth consecutive year. The Ward’s 50 for 2015 was announced today and recognizes the outstanding performance of America’s 50 finest property-casualty insurance companies.
Every year The Ward Group screens more than 3,000 insurers for financial stability, asset quality and capital position, revenue growth, underwriting results, financial returns, and operational excellence. Those companies that survive the rigorous evaluation process are recognized by their inclusion in the Ward’s 50.
ProAssurance’s Chief Executive Officer, W. Stancil Starnes, said, “Being named to the Ward’s 50 for 2015 is a significant achievement for ProAssurance. Of even greater significance is the fact that this is the ninth consecutive year ProAssurance has reached this pinnacle of performance, security and service. This record of excellence, achieved despite a challenging insurance marketplace, highlights our enduring commitment to our insureds and agent partners and affirms our ability to create meaningful value for our investors.”
Mr. Starnes added, “While the Ward’s 50 recognizes our corporate results, ProAssurance could not achieve this level of success without the expertise and experience of a dedicated management team and the commitment of an enthusiastic group of employees who believe in the guiding principles of “Treated Fairly.”
“From 2010 through 2014, ProAssurance demonstrated its ability to consistently generate outstanding results,” said Jeffrey J. Rieder, partner and head of Ward Group. “Ward Group recognizes ProAssurance for achieving those outstanding financial results in the areas of safety, consistency, and performance.”
The Ward’s 50 companies again outperformed the overall property-casualty industry during the 2010-2014 measuring period used to select this year’s this year’s list. As an example, the combined ratio for the 2015 Ward’s 50 was almost seven points better than the industry (94.5% vs. 101.3%). The average Return on Equity for this year’s Ward’s 50 was 10.9%, three points higher than the property casualty industry as a whole, and the average growth in Policyholder Surplus or Shareholder’s Equity for the 2015 Ward’s 50 was 30.2%, compared to the industry’s 21.9% growth.
About ProAssurance
ProAssurance Corporation is an industry-leading specialty insurer with extensive expertise in healthcare professional liability, products liability for medical technology and life sciences, legal professional liability, and workers’ compensation insurance. ProAssurance is recognized as one of the top performing insurance companies in America by virtue of our inclusion in the Ward’s 50 for the past nine years. ProAssurance Group is rated “A+” (Superior) by A.M. Best; ProAssurance and its operating subsidiaries are rated “A” (Strong) by Fitch Ratings.

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